[Letterhead of Helms Mulliss & Wicker, PLLC]

March 31, 2003

Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255-0065

            Re: Public Offering of $500,000,000Aggregate Principal Amount of
                   5 1/8% Senior Notes, due 2014

Ladies and Gentlemen:

              We have acted as counsel to Bank of America Corporation, a Delaware corporation (the "Corporation"), in connection with (i) the issuance of $500,000,000 in aggregate principal amount of its 5 1/8% Senior Notes, due 2014 (the "Notes") and (ii) the Registration Statement on Form S-3, Registration No. 333-97197 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to $20,000,000,000 aggregate principal amount of the Corporation's unsecured debt securities, units, warrants, shares of its preferred stock and shares of its common stock and the Prospectus dated August 20, 2002 constituting a part thereof, as supplemented by the Global Prospectus Supplement dated March 26, 2003 filed with the Commission pursuant to Rule 424(b) under the Act, relating to the Notes.

               As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.

              Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Notes, when (i) executed, issued and delivered by the Corporation to The Bank of New York for authentication in accordance with the Indenture dated as of January 1, 1995, as supplemented by a First Supplemental Indenture dated as of September 18, 1998 and the Second Supplemental Indenture dated as of May 7, 2001 (the "Indenture") between the Corporation and The Bank of New York, as trustee (the "Trustee"), (ii) authenticated and delivered by The Bank of New York, as issuing and paying agent, in accordance with the Indenture and (iii) paid for, all as contemplated in the Board Resolution or Company Order (as each is defined in the Indenture), will have been validly authorized and issued under the Indenture and will constitute valid and legally binding obligations of the Corporation. Subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific performance of remedies, and further subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.

            We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Notes and to the filing of a copy of this opinion as part of the Corporation's Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.

                                                                              Very truly yours,

                                                                              /S/ HELMS MULLISS & WICKER, PLLC

Charlotte 563321